Exhibit 10.2

Re: Notice Regarding Payment of Dividend Equivalents on Restricted Stock Units

Dear Participant:

You are receiving this notice because you hold outstanding time-based Restricted Stock Units and/or performance-based Restricted Stock Units which may be settled in Shares (collectively, “RSUs”), in each case, granted under the Perdoceo Education Corporation Amended and Restated 2016 Incentive Compensation Plan, as amended from time to time (the “Plan”). Capitalized terms used but not defined in this notice shall have the meanings ascribed to such terms in the Plan.

Effective as of August 1, 2023, the Compensation Committee of the Board of Directors of Perdoceo Education Corporation (the “Company”) approved an amendment to the Award Agreement(s) under which your outstanding RSUs have been granted (collectively, the “RSU Agreements”) to confer a right to receive payments in cash equal to dividends or property, if and when paid or distributed, on Shares (“Dividend Equivalents”), as more fully described below:

1.
Section 12 (Stockholder Rights) of the RSU Agreements has been supplemented with the following provision at the end thereof:

“Notwithstanding anything to the contrary herein, so long as the Participant has not incurred a Termination of Service prior to or on the record date declared for a cash dividend payable on Shares, the Participant shall be credited with Dividend Equivalents on any unvested or unsettled RSUs in the form of cash when and to the extent that regular cash dividends are paid on Shares between the Grant Date and the date such RSUs are settled or forfeited. Such Dividend Equivalents shall be computed by multiplying the amount of the regular cash dividend declared and paid for each Share by the number of RSUs held by the Participant on the record date of such regular cash dividend. Dividend Equivalents credited to the Participant with respect to any unvested or unsettled RSUs shall be subject to the same vesting or forfeiture restrictions as the Shares underlying the RSUs to which such Dividend Equivalents relate. For the avoidance of doubt, any such Dividend Equivalents will be deferred until, and shall only be paid contingent upon, the vesting of or lapse of forfeiture restrictions on the RSUs. Any unpaid Dividend Equivalents attributable to RSUs that are forfeited or cancelled will not be paid and will be immediately forfeited upon forfeiture or cancellation of the RSUs.”

2.
Section 17 (Tax Consequences) of the RSU Agreements has been deleted and replaced in its entirety with the following:

“The Participant acknowledges and agrees that the Participant is responsible for all taxes and tax consequences with respect to the grant of RSUs (and any Dividend Equivalents), the lapse of restrictions otherwise imposed by this Agreement and the issuance of Shares (and payment of any Dividend Equivalents) pursuant hereto. The Participant further acknowledges that it is the Participant’s responsibility to obtain any advice that the Participant deems necessary or appropriate with respect to any and all tax matters that may exist as a result of the grant of the RSUs (and any Dividend Equivalents), the lapse of restrictions otherwise imposed by this Agreement and the issuance of Shares (and payment of any Dividend Equivalents) pursuant hereto. Notwithstanding any other provision of this Agreement, Shares shall not be issued to the Participant pursuant hereto (and payment of Dividend Equivalents shall not be made) unless, as provided in Article XVIII of the Plan, the Participant shall have paid to the Company, or made arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to the grant of the RSUs (and any Dividend Equivalents), the lapse of restrictions otherwise imposed by this Agreement and the issuance of Shares (and payment of any Dividend Equivalents) pursuant hereto.”

3.
Except for the changes expressly described above, the Plan and the RSU Agreements will remain unchanged and in full force and effect.

If you have any questions regarding this notice, please contact [NAME] at [Phone Number] or [E-Mail].

Sincerely,

Andrew H. Hurst

Chief Executive Officer